Exhibit 99.1

Emerald Oil Announces Venture with Koch Exploration, Results of Southern McKenzie County Wells & Midstream Joint Venture

DENVER, CO – August 3, 2015 --- Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) today announced a venture with Koch Exploration Company, LLC, the results of two Southern McKenzie County wells, and the initiation of a Midstream Joint Venture.

Koch Exploration Venture

Emerald has entered into a purchase and sale agreement and other related agreements with Koch Exploration, a wholly-owned subsidiary of Koch Industries, Inc.  Subject to customary closing conditions, Koch Exploration will acquire a 30% working interest from Emerald in all of its undeveloped southern drilling spacing units in McKenzie County, North Dakota, for $16.6Mln (~25,000 net acres).  Separately Koch Exploration has agreed to acquire a portion of Emerald’s undeveloped leasehold in Richland County, Montana, for $0.9Mln (~4,500 net acres).  Koch Exploration will reimburse Emerald for their proportionate 30% share of the existing AFEs of recently drilled and uncompleted wells in southern McKenzie County.  The total size of the transaction is approximately $24.4Mln and all proceeds will be used to repay outstanding borrowings on the revolving line of credit.

In conjunction with the transaction, Emerald and Koch Exploration have entered into a drilling agreement whereby the companies have agreed to drill two wells in 2016 in southern McKenzie County, on two undeveloped drilling spacing units to further delineate the acreage position. An area of mutual interest (“AMI”) was established as part of the deal so that when acreage is acquired by either company in the future, leasehold and costs will be split 50/50 between them.

John Mueller, president of Koch Exploration stated “We are pleased to co-invest with McAndrew and his team at Emerald Oil. Koch Exploration comprehensively analyzed the technical attributes of the acquired acreage and is excited about working with Emerald’s operating team to develop the play.”

Southern McKenzie County Wells Update

Emerald recently completed and produced the Greg Marmalard 3-28-33H and Dagny Taggart 3-21-16H wells. These are Emerald’s southernmost wells in McKenzie County, and now substantially derisk the largest percentage of our undeveloped acreage position.

Emerald's Greg Marmalard 3-28-33H (77% WI) well in McKenzie County, which was completed with an approximate 10,000 foot lateral and was fracked with the new 50 stage equivalent enhanced completion design, achieved a peak 24-hour average production rate of 1,597 barrels of oil equivalent ("BOE") per day and a 30 day cumulative production rate of 20,139 BOE on a 28/64 inch choke.

Emerald's Dagny Taggart 3-21-16H (100% WI) well in McKenzie County, which was completed with an approximate 10,000 foot lateral and was fracked with the new 50 stage equivalent enhanced completion design, achieved a peak 24-hour average production rate of 1,089 BOE per day and a 30 day cumulative production rate of 16,178 barrels of oil equivalent BOE on a 28/64 inch choke.

The Marmalard and Taggart wells initially track the type curve of multiple Emerald operated oil wells approximately 20 miles to the north in McKenzie County. These two wells confirm Emerald’s geologic thesis in southern McKenzie County and provide two modern control points for further development of our southern acreage.

Emerald Midstream Joint Venture

Emerald has signed a term sheet to form a midstream joint venture (“JV”) with two multi-billion dollar public midstream companies, which it expects to finalize by year end. The JV is being formed to build out a multi-commodity gathering system on Emerald’s currently undedicated acreage in southern McKenzie County, in the Bakken and Three Forks formations. It is expected that Emerald will contribute several existing infrastructure assets into the JV and dedicate approximately 74,712 net acres in McKenzie County. Emerald’s JV partners have significant experience in managing sizeable systems of multi-commodity capabilities, and Emerald believes they will provide operational excellence and superior time to completion. It is contemplated that Emerald will own a meaningful percentage of the JV.

Emerald will not be required to make a capital contribution at inception and is not obligated to make future capital investments in the entity.

“The announcement of this potential midstream JV opportunity is a major milestone in the development of Emerald’s southern McKenzie County acreage. After successfully testing two prolific Middle Bakken wells in the JV area, this midstream system will now allow for environmentally compliant long term development planning to begin for the entire JV area. Emerald is excited about this JV opportunity, and looks forward to a formal announcement by year end,” said McAndrew Rudisill, CEO of Emerald Oil.

Upcoming Conferences

Emerald’s management team plans to participate at the following investor conferences:

Sunday, August, 16, 2015 – Thursday, August 20, 2015

EnerCom’s The Oil & Gas Conference

Westin Hotel Downtown

Denver, CO

Updated investor presentations will be available on our Company website the day of the event. Presentation times are subject to change at the discretion of the conference organizer. Reference the Company website for details regarding conferences and other events in which the Company may participate.

About Emerald

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

Emerald Oil, Inc.

Mitch Ayer

Vice President - Finance & Investor Relations

(303) 595-5600

info@emeraldoil.com

www.emeraldoil.com